EXHIBIT 99.1

Natural Alternatives International, Inc. Reports 13% Revenue

Increase and Net Income of $0.14 per Diluted Share for the

First Nine Months of Fiscal 2003

SAN MARCOS, CALIF, May 6, 2003 /PRNewswire/—Natural Alternatives International (“NAI”), Inc. (Nasdaq: NAII), a leading formulator and manufacturer of customized nutritional supplements, reported net income of $858,000 or $0.14 per diluted share on revenue of $39.9 million in its first nine months of fiscal 2003 and net income of $172,000 or $0.03 per diluted share on revenue of $13.8 million for the three months ended March 31, 2003.

Third quarter revenue increased 7% to $13.8 million from $12.8 million for the comparable quarter last year. The revenue growth resulted from a 24% increase in Direct-to-Consumer (“DTC”) sales combined with a 4% increase in contract manufacturing sales. Income from operations increased $270,000 to $211,000 from a loss from operations of ($59,000) for the same period of the prior year. Excluding the effect of the prior year litigation settlement proceeds of $1 million, third quarter net income increased $413,000 to $172,000 or $0.03 per diluted share compared to a net loss of ($241,000) or ($0.04) per share for the same period of the prior year. Overall, third quarter net income as reported decreased $587,000 to $172,000 or $0.03 per diluted share from $759,000 or $0.13 per diluted share for the comparable quarter last year due to litigation settlement proceeds received in the prior year.

For the first nine months of fiscal 2003, revenue increased 13% to $39.9 million from $35.4 million for the comparable period last year. The revenue growth resulted from a 30% increase in DTC sales and a 9% increase in contract manufacturing sales. For the first nine months of fiscal 2003, net income increased $693,000 to $858,000 or $0.14 per diluted share from $165,000 or $0.03 per diluted share for the comparable period last year. The first nine months of fiscal 2003 and 2002 included receipt of litigation settlement proceeds of $225,000 and $1.0 million, respectively. Excluding the effects of litigation settlement proceeds, net income increased $1.5 million to

$633,000 or $0.11 per diluted share from a net loss of ($835,000) or ($0.14) per share for the same period of the prior year.

As of March 31, 2003, NAI had cash and working capital of approximately $4.2 million and $11.8 million, respectively, compared to $640,000 and $8.7 million, respectively, as of June 30, 2002.

Chairman and CEO Mark LeDoux said, “During the fiscal third quarter, we began to increase spending in marketing and brand development in our DTC business with the announced signing of Jennifer O’Neill and testing of Dr. Cherry’s Pathway to Healing™ brand in several new television markets. We are actively pursuing additional licensees and other initiatives to build our DTC business. We continue to focus on serving our valued primary customers and developing relationships with other strong prospective contract manufacturing customers while we pursue strategic partnerships for the development and marketing of proprietary products. Looking ahead, we anticipate revenue growth to be moderate in the fiscal fourth quarter and marketing expenses to increase while we continue to maintain consistent operating profitability.”

NAI, headquartered in San Marcos, California, is a leading formulator and manufacturer of nutritional supplements that provides strategic partnering services to its customers. The Company’s comprehensive partnership approach offers a wide range of innovative nutritional products and services to the client including: scientific research, clinical studies, proprietary ingredients, customer-specific nutritional product formulation, product testing and evaluation, marketing management and support, packaging and delivery system design, regulatory review and international product registration assistance. For more information about NAI, please see our website at http://www.nai-online.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 that are not historical facts and information. These statements represent the Company’s intentions, expectations and beliefs concerning future events, including, among other things, expectations and beliefs with respect to future financial and operating results and the ability to sustain profitability, maintain adequate financing, improve liquidity, maintain revenue growth, and implement its strategic plan. The Company wishes to caution readers that these statements involve risks and uncertainties that could cause actual results and outcomes for future periods to differ materially from any forward-looking statement or views expressed herein. The Company’s financial performance and the forward-looking statements contained herein are further qualified by other risks including those set forth from time to time in the documents filed by the Company with the Securities and Exchange Commission, including NAI’s most recent Quarterly Report on Form 10Q and Annual Report on Form 10-K.

SOURCE—Natural Alternatives International, Inc.

CONTACT—John R. Reaves, Chief Financial Officer, Natural Alternatives International, Inc., 760-744-7340 or

info@nai-online.com.

NATURAL ALTERNATIVES INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	March 31, 2003	June 30, 2002
	(Unaudited)
ASSETS
Cash and cash equivalents	$4,218	$640
Restricted cash	—	1,500
Accounts receivable, net	4,508	3,536
Inventories, net	8,474	7,871
Income tax refund receivable	—	701
Other current assets	1,190	604

Total current assets	18,390	14,852
Property and equipment, net	11,248	12,439
Related parties notes receivable	47	118
Other assets	127	101

Total Assets	$29,812	$27,510

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$6,596	$6,127
Long-term debt, less current installments	2,529	1,576
Long-term pension liability	135	199

Total Liabilities	9,260	7,902

Stockholders’ Equity	20,552	19,608

Total Liabilities and Stockholders’ Equity	$29,812	$27,510

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

(Unaudited)

	Three months ended March 31,		Nine months ended March 31,
	2003	2002	2003	2002
NET SALES	$13,755	$12,843	$39,901	$35,385
Cost of goods sold	10,468	9,956	30,367	27,768

Gross profit	3,287	2,887	9,534	7,617
Selling, general & administrative expenses	3,076	2,946	8,665	7,861

INCOME (LOSS) FROM OPERATIONS	211	(59)	869	(244)
Other income (expense)	(33)	839	10	472

INCOME BEFORE INCOME TAXES	178	780	879	228
Provision for income taxes	6	21	21	63

NET INCOME	$172	$759	$858	$165

NET INCOME PER COMMON SHARE:
Basic	$0.03	$0.13	$0.15	$0.03

Diluted	$0.03	$0.13	$0.14	$0.03

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic shares	5,814,258	5,794,613	5,807,143	5,788,608

Diluted shares	6,061,391	5,795,833	6,004,304	5,789,015